TIDAL TRUST I 485BPOS

EXHIBIT 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 299 and No. 300 to the Registration Statement on Form N-1A of Tidal Trust I and to the use of our report dated November 28, 2025 on the financial statements and financial highlights of Gotham Enhanced 500 ETF, Gotham 1000 Value ETF and Gotham Short Strategies ETF, each a series of Tidal Trust I. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 26, 2026